FORM 4
		UNITED STATES SECURITIES AND EXCHANGE COMMISSION
		Washington, D.C.  20549

OMB APPROVAL

?   Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
OMB Number:           3235-0287
Expires:     January 31, 2005
Estimated average burden
hours per response. . . . . . . .0.5

(Print or Type Responses)
Filed pursuant to Section 16(a) of the
Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940


1.	Name and Address of Reporting Person*
	Marsh, Jr.    Donald    L.
	Commonwealth Industries, Inc.
	500 West Jefferson Street, Suite 1900
	 (Street)
	Louisville, KY  40202
	 (City)  (State)	(Zip)

2. 	Issuer Name and Ticker or Trading Symbol
	Commonwealth Industries, Inc.  (CMIN)

3.	I.R.S. Identification Number of
	Reporting Person, if an entity
	(voluntary)

4.	Statement for
	Month/Day/Year
	10/30/2002

5.	If Amendment,
	Date of Original
	(Month/Day/Year)

6. Relationship of Reporting Person to Issuer
	(Check all applicable)
	XX	 Officer  (give title below)
	Executive Vice President and CFO

7. Individual or Joint/Group Filing
(Check Applicable Line)
	X 	Form filed by One Reporting Person



Table I  Non-Derivative Securities Acquired,
Disposed of, or Beneficially Owned

1.	Title of Security
	(Instr. 3)
2.  	Transaction
Date
(Month/Day/Year)
2A. 	Deemed
Execution Date,
if any
(Month/Day/Year)
3.	Transaction
	Code
	(Instr. 8)
4.	Securities Acquired (A)
	or Disposed of (D)
	(Instr. 3, 4 and 5)
5. 	Amount of
Securities
Beneficially
Owned
Following
Reported
Transaction(s)
6.	Ownership
	Form:
	Direct
	(D) or
	Indirect
(I)
 7.	Nature of
Indirect
Beneficial
Ownership
Code
V
Amount
(A) or (D)
Price
(Instr. 3 and 4)
(Instr. 4)
(Instr. 4)

Common Stock
_
_
_
_
_
_
_

12,500
D


FORM 4 (continued)
Table II - Derivative Securities Acquired,
Disposed of, or Beneficially Owned
	(e.g., puts, calls, warrants,
options, convertible securities)

1.	Title of
Derivative
Security
	(Instr. 3)
2.	Conversion or
	Exercise
	Price of
	Derivative
	Security
3.	Transaction
Date
(Month/Day/Year)
3A. 	Deemed
Execution
Date, if
any
(Month/Day/Year)
4.	Transaction
Code
(Instr. 8)
5.	Number of
Derivative
Securities
Acquired (A) or
Disposed of (D)
	(Instr. 3, 4 and 5)
6.	Date Exercisable
	and
	Expiration
	Date
	(Month/Day/Year)
7.	Title and
Amount of
Underlying
Securities
(Instr. 3 and 4)
8.	Price
	of
	Derivative
	Security
(Instr. 5)
9.	Number
	of Derivative
Securities
	Beneficially
Owned
	Following
Reported
Transaction(s)
(Instr. 4)
10.	Ownership
	Form of
	Derivative
	Security
	Direct
	(D) or
	 Indirect
	(I)
	(Instr. 4)
11.	Nature
	of
	Indirect
	Beneficial
	Ownership
(Instr. 4)
Code
V
(A)
(D)
Date
Exercisable
Expiration
Date
Title
Amount
or
Number
of
Shares

Option
(Right to
Buy)
$14.50
_
_
_
_
_
_
3/4/99
3/4/06
Common
Stock
10,000
_
10,000
D

Option
(Right to
Buy)
$15.375
_
_
_
_
_
_
1/1/00
1/1/07
Common
Stock
10,000
_
10,000
D


Option
(Right to
Buy)
$14.50
_
_
_
_
_
_

1/1/01
1/1/08
Common
Stock
10,000
_
10,000
D

Option
(Right to
Buy)
$8.810
_
_
_
_
_
_
1/1/02
1/1/09
Common
Stock
35,000
_
35,000
D

Option
(Right to
Buy)
$12.844
_
_
_
_
_
_
1/1/03
1/1/10
Common
Stock
35,000
_
35,000
D

Option
(Right to
Buy)
$4.219
_
_
_
_
_
_
1/1/04
1/1/11
Common
Stock
35,000
_
35,000
D

Option
(Right to
Buy)
$4.851
_
_
_
_
_
_
1/1/05
1/1/12
Common
Stock
35,000
_
35,000
D

Phantom
Stock Units
1- for-1
10/30/02
_
A
_
_
_
(1)
(1)
Common
Stock
609
_
609
D


Explanation of Responses:

(1) Phantom stock units purchased under a deferred compensation plan are to be settled in Common Stock upon retirement of the reporting person or another date established at least six months prior to the settlement date.


M:\SEC_Form_4Master\MarshForm4-10-29-2002.doc
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).


Donald L. Marsh, Jr.
By Lenna Ruth Macdonald (POA)
** Signature of Reporting Person


October 31, 2002
Date

Note:  File three copies of this Form,
one of which must be manually signed.
If space is insufficient, see
Instruction 6 for procedure.

Potential persons who are to respond to
the collection of information contained
in this form are not required to respond unless the form displays a currently valid
OMB Number.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

SEC 1474 (9-02)
Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number